Exhibit 99.1

Kenexa Announces Agreement to Acquire Webhire

-Acquisition Expected to Increase Company’s Market Presence and Provide

Customers With More Comprehensive Talent Management Offering-

WAYNE, Pa. (December 21, 2005) — Kenexa® (NASDAQ: KNXA), a leading provider of talent acquisition and retention solutions, and Webhire (OTC: HIRE.PK), a leading provider of on-demand talent management solutions for the mid-market and healthcare markets, today announced they have signed a definitive agreement and plan of merger under which Kenexa has agreed to acquire Webhire. Under the terms of the agreement, Kenexa has agreed to pay an aggregate of approximately $34 million in cash, as may be adjusted to reflect certain working capital adjustments. The transaction, which is expected to close in January 2006, is subject to stockholder approval by Webhire and other customary conditions.

Webhire Inc., formerly Restrac, is a pioneer in the recruiting software category. With more than 200 customers from a variety of industries, Webhire provides solutions that help customers attract, hire and retain top talent. Recently, Webhire expanded its product family to include the availability of its new onboarding product, which helps employers improve the onboarding process for new employees, reducing initial time-to-productivity and improving retention.

Kenexa’s Chief Executive Officer, Rudy Karsan, stated, “We believe Webhire has outstanding product offerings, as well as penetration into several of Kenexa’s key markets, such as healthcare. This acquisition not only brings Webhire’s innovations to Kenexa’s talent management suite, it also adds talented, experienced resources to our organization that can support the needs of our growing customer base through extreme service.”

Karsan continued, “We believe this strategic move will enable Kenexa to recognize operational efficiencies through combined R&D, product management and sales and marketing. We also expect that our respective customers will benefit from the additional solutions that the combined organization will be able to deliver.”

Webhire’s Chairman and Chief Executive Officer, Susanne Bowen, said, “Both Kenexa and Webhire share the vision and strong commitment of delivering market-leading HCM products and services that provide the foundation for long-term and successful customer relationships. As a result, we believe that customers on both sides of this relationship will experience enhanced value through additional subject matter expertise as well as product and service offerings.”

Financial Outlook

Kenexa also announced expectations for operating results for the fiscal year ending December 31, 2006. These expectations are subject to variability since they are based on preliminary estimates and judgments relating to the Webhire acquisition, which is expected to close in January 2006.

Fiscal Year 2006

•	Revenue: Expected to be between $93.0 million and $97.0 million.

•	Non-GAAP Operating Income: Expected to be between $16.0 million and $17.0 million.

•	Non-GAAP Diluted Earnings Per Share: Expected to be between $0.85 and $0.90, based on an estimated weighted average of 18.2 million outstanding shares and an estimated effective tax rate of 6.0%.

The preceding information with respect to non-GAAP operating income and earnings per share excludes amortization of identified intangibles and write-offs of in-process research and development arising from Kenexa’s acquisition of Webhire and stock-based compensation expense related to Statement of Financial Accounting Standards 123R, which Kenexa will adopt in the first quarter of fiscal 2006. Operating income and earnings per share estimates in accordance with GAAP are not being provided because Kenexa has not completed its evaluation of in-process research and development and ongoing technology and analysis of resulting amortization.

Conference Call Information

Kenexa will host a conference call this evening, December 21, 2005, at 5:00 pm (EST) to discuss the agreement to acquire Webhire and the combined company forecast for 2006. To access this call, dial 800-289-0529 (domestic) or 913-981-5523 (international). A replay of the conference call will be available through December 28, 2005 at 888-203-1112 (domestic) or 719-457-0820 (international). The replay passcode is 2827456. A live webcast of the this conference call will be available on the “Investor Relations” page of the Company’s Web Site, (www.kenexa.com) and a replay will be archived on the Web site as well.

Forward Looking Statements

This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts and statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” or words of similar meaning. These statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those set forth in our registration statement and other fillings with the Securities and Exchange Commission – and specifically those under the caption “Risk Factors” in Kenexa’s Registration Statement on Form S-1 and the form of the prospectus contained therein. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors, Kenexa’s ability to implement business and acquisition strategies or to integrate acquisitions (including Webhire). Kenexa does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

About Webhire

Webhire, Inc. is a leader in end-to-end talent management solutions, providing organizations with a range of products and services to align hiring processes directly with strategic business goals. Since 1982, Webhire has empowered recruiting and human resources professionals across all industries with the most comprehensive sourcing and selection capabilities, helping them attract the right candidates, develop relationships, build a pipeline, measure progress, and ultimately, impact the bottom line. Webhire is headquartered in Lexington, MA. More information regarding Webhire can be found at www.webhire.com.

About Kenexa

Kenexa Corporation (NASDAQ:KNXA) provides outsourcing, employee research and software to help organizations more effectively recruit and retain a productive workforce. Kenexa solutions include applicant tracking, employment process outsourcing, phone screening, skills and behavioral assessments, structured interviews, performance management, multi-rater feedback surveys, employee engagement surveys and HR Analytics. Headquartered in Wayne, Pa. (outside Philadelphia), Kenexa employs more than 600 people worldwide. More information about Kenexa and its global locations can be accessed at www.kenexa.com.

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Note to Editors: Kenexa is a registered trademark of Kenexa Corporation. Other product or service names mentioned herein are the trademarks of their respective owners.

MEDIA CONTACTS:

Sarah Teten

Kenexa

1-800-391-9557

sarah.teten@kenexa.com

Jeanne Achille

The Devon Group

1-732-542-2000, ext. 11

jeanne@devonpr.com

Ellen Madonia

Webhire, Inc.

1.781.869.5314

emadonia@webhire.com

INVESTOR CONTACTS:

Kori Doherty

Integrated Corporate Relations

617-217-2084

kdoherty@icrinc.com